Exhibit (d)(4)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 15th day of May, 2020, between DWS Investment Management Americas, Inc. (the “Adviser” or “DIMA”) and ITAU USA Asset Management, Inc. (the “Sub-Adviser”).

WHEREAS, Deutsche DWS International Fund, Inc., a Maryland corporation (the “Corporation”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Management Agreement with the Corporation dated June 1, 2006 and revised as of October 1, 2010, May 1, 2017, July 1, 2017, October 1, 2019, and December 9, 2019, respectively, (the “Advisory Agreement”), pursuant to which the Adviser acts as investment adviser to DWS Latin America Equity Fund (the “Fund”), which is a series of the Corporation, and provides certain management services with respect to the Fund; and

WHEREAS, the Adviser, with the approval of the Corporation’s Board of Directors (the “Board of Directors”), including a majority of the Directors who are not “interested persons,” as defined in the 1940 Act, desires to retain the Sub-Adviser to provide investment advisory services in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser. Subject to supervision and oversight by the Adviser and the Board of Directors, the Sub-Adviser shall manage that portion of the securities and other assets of the Fund entrusted to it by the Adviser hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:
(a)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Corporation’s constituent documents and the Prospectus (the “Operating Documents” and attached hereto as Appendix B) which have been put into effect in conformity by and with the instructions and directions of the Adviser and of the Board of Directors of the Corporation and will conform to and comply with the applicable provisions of the 1940 Act, the Investment Advisers Act of 1940 (the “Advisers Act”), the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.
(b)	The Sub-Adviser shall determine the Assets to be purchased, retained or sold by the Fund and what portion of the Assets will be invested or held uninvested in cash. The Sub-Adviser will place orders with or through only those brokers or dealers that appear on a list of brokers and dealers approved by the Adviser and made
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available to the Sub-Adviser from time to time. The Sub-Adviser will carry out the policy with respect to brokerage set forth in the Corporation’s registration statement and the Prospectus or as the Board of Directors or the Adviser may direct in writing from time to time, in conformity with federal securities laws. The Sub-Adviser is authorized to enter into and execute such agreements as may be necessary in order to carry out its duties under this Agreement. To the extent that the Sub-Adviser is permitted pursuant to the Fund’s Prospectus to engage in transactions that are required to be executed under a trading agreement (e.g., derivative transactions or repurchase agreements), the Sub-Adviser shall only enter into such transactions with a dealer or counterparty that has entered into an agreement with the Corporation on behalf of the Fund.

In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund best execution. In evaluating best execution for any transaction, the Sub-Adviser shall consider all factors that it deems relevant. In evaluating best execution, and in selecting the broker-dealer to execute a particular transaction, subject to any written instructions and directions of the Adviser or the Board of Directors, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). Provided the Sub-Adviser is acting in accordance with any such instructions and directions of the Adviser or the Board of Directors, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Fund.

In no instance, however, will the Fund’s Assets knowingly be purchased from or sold to the Adviser, the Sub-Adviser, any other sub-adviser of the Corporation or other registered investment companies (or series or portions thereof) that may be deemed to be under common control with the Corporation, the Corporation’s principal underwriter, or any affiliated person of either the Corporation, the Adviser, the Sub-Adviser or any other sub-adviser of the Corporation or other registered investment companies (or series or portions thereof) that may be deemed to be under common control with the Corporation, or the Corporation’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act or exemptive rule thereunder and approved by the Adviser and, if applicable, the Board of Directors. The Adviser or its affiliates may, from time to time, engage other sub-advisers to advise a portion of the Fund, other series of the Corporation (or portions thereof) or other registered investment companies (or series or portions thereof) that may be deemed to be under common control with the Corporation (each a “Sub-Advised Fund”). The Sub-Adviser agrees that it will not consult with any other sub-adviser engaged by the Adviser or its affiliates with respect to transactions in

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securities or other assets concerning the Fund or another Sub-Advised Fund, except to the extent permitted by the certain exemptive rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

The Sub-Adviser may buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Corporation as may be in effect from time to time of which the Sub-Adviser is advised in writing, the Sub-Adviser may effect cross transactions between the Fund and such other account if it deems this to be advantageous to both of the accounts involved.

Notwithstanding the foregoing, the Sub-Adviser agrees that the Adviser shall have the right by written notice to identify securities that may not be purchased on behalf of the Fund and/or broker-dealers through or with which portfolio transactions on behalf of the Fund may not be effected. The Sub-Adviser shall refrain from purchasing such securities for the Fund or directing any portfolio transaction to any such broker-dealer on behalf of the Fund, unless and until the written approval of the Adviser or the Board of Directors, as the case may be, is so obtained.

(c)	The Sub-Adviser shall maintain and keep all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the Adviser informed of developments materially affecting the Fund or the Corporation. The Sub-Adviser shall provide to the Adviser or the Board of Directors such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Directors may reasonably request.

The Sub-Adviser shall maintain and keep the books and records relating to the Assets required to be maintained and kept by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Corporation with the SEC or sent to

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shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Corporation obtains from the SEC, including but not limited to certifications regarding the disclosure included in the Fund’s Registration Statement regarding the Sub-Adviser and its investment strategy for the Fund; information to be included in the letter to shareholders included in the Fund’s annual report to shareholders, representations related to information contained in the Fund’s annual and semi-annual reports to shareholders, and the sub certifications related to the Assets for the Fund’s fiscal first and third quarter-ends. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser agrees to permit the Adviser, the Corporation’s officers and the Fund’s independent registered public accounting firm to inspect and audit such records pertaining to the Fund at reasonable times during regular business hours upon reasonable due notice. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act and Rule 204-2 under the Advisers Act, any such records as are required to be maintained by it pursuant to this Agreement, and (while it may retain copies thereof) shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser). The Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities under this Agreement including all means for the effecting of securities transactions.

(d)	The Sub-Adviser will also make its officers and employees available to meet with the officers of the Adviser and the Corporation’s officers and Directors on reasonable due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions. In addition, the Sub-Adviser shall, on the Sub-Adviser’s own initiative, and as reasonably requested by the Adviser, for itself and on behalf of the Corporation, furnish to the Adviser from time to time whatever information the Adviser reasonably believes appropriate for this purpose to the extent permitted by applicable law. From time to time as the Board of Directors or the Adviser may reasonably request, the Sub-Adviser will furnish to the Adviser and the Corporation’s officers and to each of its Directors, at the Sub-Adviser’s expense, reports on portfolio transactions and reports on issuers of securities held by the Fund, all in such detail as the Corporation or the Adviser may reasonably request. In addition, the Sub-Adviser shall provide advice and assistance to the Adviser as to the determination of the value of securities held or to be acquired by the Fund for valuation purposes in accordance with the process described in the Fund’s Prospectus and valuation procedures of which the Sub-Adviser is advised in writing. The Sub-Adviser will make its officers and employees available to meet with the officers of the Adviser and the Corporation’s officers and Directors and provide such information as the Board of Directors and the Adviser reasonably believe appropriate for purposes of the Board’s consideration of this Agreement
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and any continuations thereof, including (i) information about the profitability to the Sub-Adviser of providing advisory services hereunder; and (ii) the advisory or sub-advisory fee schedules and effective fee rates for each comparable fund advised or sub-advised by the Sub-Adviser and for comparable institutional accounts, and any other client of the Sub-Adviser for like services.

(e)	The Sub-Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s Assets, including the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required. The Sub-Adviser shall also provide the Adviser with such information upon the written request of the Adviser. The Sub-Adviser shall additionally provide the Fund’s accounting agent with a trade log with the above information of all matched and unmatched transactions. The Adviser shall notify and inform the compliance department of the Sub-Adviser in advance in writing of any reports and documents that are necessary to comply with the legal requirements of the Fund. The Sub-Adviser shall provide such sub-certifications as officers of the Adviser or the Corporation may reasonably request in writing in connection with the filings of Form N-CSR, Form N-PORT (or any similar form) by the Fund.

The parties to this Agreement agree that the Corporation has made arrangements for the safekeeping of any of the Assets (and the Fund’s documents of title) with such custodian as chosen by the Adviser and approved by the Board of Directors from time to time with notice to the Sub-Adviser of the same. The Sub-Adviser shall not hold, or have custody of, any Assets of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Adviser.

(f)	In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, except as expressly provided for herein or otherwise expressly provided or authorized in writing by the Adviser, shall have no authority to act for or represent the Fund or the Corporation in any way or otherwise be deemed to be an agent of the Fund, the Corporation or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.
(g)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement, to the extent permitted by applicable law, by confidentiality duties of the Sub-Adviser under contracts and agreements and by data protection laws and obligations of the Sub-Adviser.
(h)	Subject to the following, the Sub-Adviser shall take corporate action elections with respect to securities held by the Fund, unless the Adviser or the Board of Directors gives written instructions to the contrary. The Sub-Adviser shall not vote proxies
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solicited by or with respect to issuers of securities held in the Fund. The Sub-Adviser shall not provide any advice or act on behalf of the Fund or the Adviser in any class action proceedings involving Assets held by the Fund.

2.	Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Corporation’s Operating Documents set forth in Appendix B, the instructions and directions of the Board of Directors, the requirements of the 1940 Act, the Advisers Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.
3.	Delivery of Documents.
(a)	The Adviser has furnished the Sub-Adviser with copies of each of the following documents:
(i)	The Corporation’s Articles of Amendment and Restatement, as in effect on the date of this Agreement and as amended from time to time (herein called the “Articles”);
(ii)	By-Laws of the Corporation; and
(iii)	Prospectus of the Fund.

The Adviser agrees to promptly provide the Sub-Adviser with copies of any changes, amendments, modifications or supplements to the above documents or any other document relating to the Sub-Adviser’s services hereunder.

(b)	The Sub-Adviser has furnished the Adviser with copies properly certified or authenticated of each of the following documents, as applicable:
(i)	The Sub-Adviser’s most recent audited financial statements, if available, or such other selected key financial data and information, as agreed by the parties from time to time;
(ii)	An organizational chart showing public companies and registered broker-dealers affiliated with the Sub-Adviser;
(iii)	A list of entities that are affiliated persons, or affiliated persons of affiliated persons of the Sub-Adviser;
(iv)	The Sub-Adviser’s Form ADV (at least 48 hours prior to the Agreement’s becoming effective); and
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(v)	The Sub-Adviser’s Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

The Sub-Adviser agrees to provide the Adviser with copies of any changes, amendments, modifications or supplements to the above documents which may materially impact the Fund and the services provided by the Sub-Adviser.

4.       Certain Representations and Warranties of the Sub-Adviser.

(a)	The Sub-Adviser represents and warrants that it is a duly registered investment adviser under the Advisers Act and has obtained all necessary licenses and approvals in order to perform the services provided in this Agreement. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement. The Adviser acknowledges and agrees that in performing its duties under this Agreement, the Sub-Adviser may make use of participating affiliate arrangements in compliance with SEC staff no action letters.
(b)	The Sub-Adviser represents that it has read and understands the Prospectus and warrants that in investing the Assets it will use all reasonable efforts to adhere to the Fund’s investment objective, policies and restrictions contained therein.
(c)	The Sub-Adviser represents that it will provide the Fund with any material amendments to its Code of Ethics and any certifications required by Rule 17j-1 under the 1940 Act. The Sub-Adviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Investment Advisers Act of 1940 and the regulations thereunder, and the Securities Exchange Act of 1934 and regulation thereunder.
(d)	The Sub-Adviser represents that, as of the date of this Agreement (which representation shall be confirmed periodically thereafter), (1) neither it nor any of its “affiliated persons” (as defined in the 1940 Act) are affiliated persons of: (i) the Adviser; (ii) any other sub-adviser to the Fund or the Corporation or any affiliated person of that sub-adviser; (iii) any promoter, underwriter, officer, board member, member of an advisory board, or employee of the Fund or the Corporation; or (iv) the Fund (other than by reason of serving as an investment adviser to the Fund); and (2) to the best knowledge of the Sub-Adviser, neither the Adviser nor any of its directors or officers directly or indirectly owns any material interest in the Sub-Adviser other than an interest through ownership of shares of a pooled investment vehicle that is not controlled by such person (or entity). The Sub-Adviser agrees to promptly notify the Adviser if it or any of its affiliated persons becomes an affiliated person of any of the persons set forth in clauses (i) to (iv) of this paragraph.
(e)	The Sub-Adviser represents and warrants that it will maintain written policies and procedures that are reasonably designed to prevent violation of Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and that are otherwise in
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compliance with Rule 206(4)-7 under the Advisers Act. The Sub-Adviser agrees to provide the Fund and the Adviser, from time to time, with copies of such policies and procedures, and certifications reasonably requested with respect thereto. The Sub-Adviser agrees to cooperate with the Corporation’s Chief Compliance Officer in providing information to fulfill the requirements of Rule 38a-1 under the 1940 Act as interpreted by the SEC or as reasonably interpreted by the Board of Directors.

5.       Compliance.

(a)	The Sub-Adviser agrees that it shall to the extent not prohibited by applicable law or regulation, promptly notify the Adviser: (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may reasonably result in any of these actions; (ii) of the occurrence of any event that could disqualify the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (iii) in the event that there is a change in the Sub-Adviser, financial or otherwise, that adversely affects its ability to perform services under this Agreement or (iv) upon having a reasonable basis for believing that, as a result of the Sub-Adviser’s investing the Assets, the Fund’s investment portfolio has ceased to adhere to the Fund’s investment objective, policies or restrictions as stated in the Prospectus or is otherwise in violation of applicable law.
(b)	The Adviser agrees that it (to the extent not prohibited by applicable law or regulation) shall promptly notify the Sub-Adviser in the event that the SEC has censured the Adviser or the Corporation; placed limitations upon any of their activities, functions or operations; suspended or revoked the Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions.
(c)	The Sub-Adviser shall promptly notify the Adviser regarding any communications from the SEC or other regulatory authority that relates to the Fund or the Adviser generally, which can be disclosed according to applicable law.
(d)	The Corporation and the Adviser shall be given access to any and all records or other documents of the Sub-Adviser at reasonable times solely for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Fund , including without limitation records relating to trading by employees of the Sub-Adviser who provide services to the Fund for their own accounts and on behalf of other clients. The Sub-Adviser agrees to promptly cooperate with the Corporation and the Adviser and their representatives in connection with requests for such records or other documents. The Sub-Adviser shall disclose (i) any and all violations of the Sub-Adviser’s Code of Ethics by associated persons of the Sub-Adviser, (ii) the function of such person(s), and (iii) such person(s) involvement (if any) in the provision of services by the Sub-Adviser
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to the Fund pursuant to this Agreement. The parties acknowledge that the Sub-Adviser has obligations of confidentiality with respect to its clients and employees and nothing in this Agreement shall require the Sub-Adviser to act in violation or contravention thereof. Upon the report of the Sub-Adviser that there has been a material Code of Ethics violation that relates to or concerns the Fund or anyone involved in the provision of services to the Fund, and upon the reasonable written request of the Corporation’s or the Adviser’s Chief Compliance Officer, the Sub-Adviser shall permit such Compliance Officer to examine information and records that relate to such violation.

6.       Compensation to the Sub-Adviser.

(a)	For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept, a sub-advisory fee at the rate specified in Appendix A which is attached hereto and made part of this Agreement. The fee will be computed daily and will be paid to the Sub-Adviser quarterly. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.
(b)	For purposes of this Section 6 and Appendix A, the value of net assets of the Fund shall be computed as required by the 1940 Act and in accordance with any procedures approved by the Board of Directors for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares.
7.	Expenses. The Sub-Adviser shall bear all expenses (excluding brokerage costs, custodian fees, auditors’ fees or other expenses of the Fund to be borne by the Fund or the Corporation) in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services to the Fund; costs relating to local administration of securities; fees for any pricing service; the costs of the Fund’s regulatory compliance (other than costs primarily relating to the Adviser’s or Sub-Adviser’s regulatory compliance); and the Fund’s pro rata costs associated with maintaining the Corporation’s legal existence and shareholder relations. All other Fund operating expenses not specifically assumed by the Sub-Adviser hereunder are borne by the Adviser or by the Fund or the Corporation. Further, the Sub-Adviser agrees to bear any and all reasonable costs and expenses arising in connection with any actual, proposed, expected or possible assignment of this Agreement (even if a proposed, expected or possible assignment ultimately does not take place). For the avoidance of doubt, without limiting the immediately preceding sentence, if there is a termination (or possible or anticipated termination) of this Agreement as a result of an assignment (or possible or anticipated assignment), then the Sub-Adviser shall bear, without limitation, (a) reasonable expenses and costs incurred in connection with preparing, printing, filing and mailing an information statement or proxy statement, as applicable attributable to Sub-Adviser’s actions and (b) if relevant, reasonable solicitation
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and other costs associated with the use of a proxy statement attributable to the Sub-Adviser’s actions. To the extent that there are multiple events giving rise to an Information Statement or Proxy Statement, the Sub-Adviser shall bear its reasonable allocation of such costs. The preceding three sentences, however, shall not apply in the event of an assignment of the Advisory Agreement and termination of this Agreement arising solely from a change in control of the Adviser.

8.	Standard of Care and Liability of Sub-Adviser. The Sub-Adviser will not be liable for any loss sustained by reason of a mistake of law or error of judgment by the Sub-Adviser or the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Sub-Adviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm, or corporation shall have been selected with due care and in good faith; but nothing herein contained will be construed to protect the Sub-Adviser against any liability to the Adviser the Fund or its shareholders by reason of: (a) the Sub-Adviser’s causing the Fund to be in material violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Prospectus or any written guidelines, policies or instruction provided in writing to the Sub-Adviser by the Board of Directors or the Adviser or (b) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement (such conduct set out in clauses (a) and (b) under this Section 8, “Disqualifying Conduct”).

9.       Disclosure Regarding the Sub-Adviser.

(a)	The Sub-Adviser has reviewed the disclosure about the Sub-Adviser and its management of the Fund contained in the Prospectus and represents and warrants that, with respect to such disclosure about the Sub-Adviser and information related, directly or indirectly, to the Sub-Adviser, such documents comprising the Prospectus contain, as of the date hereof, no untrue statement of any material fact and do not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein not misleading.
(b)	The Sub-Adviser agrees to notify the Adviser and the Corporation promptly of: (i) any statement about the Sub-Adviser or its management of the Fund contained in the Prospectus that becomes untrue in any material respect, (ii) any omission of a material fact about the Sub-Adviser which is required to be stated in such documents comprising the Prospectus or necessary to make the statements contained therein not misleading, or (iii) any reorganization or material change in the Sub-Adviser, including any change in its ownership or key employees, including portfolio managers to the Fund who are employees of the Sub-Adviser.
10.	Insurance. The Sub-Adviser shall maintain for the duration hereof, with an insurer reasonably acceptable to the Adviser, a professional liability or errors and omissions insurance in an amount or amounts sufficient to meet its obligations to its clients, including the Fund.
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11.       Duration and Termination.

(a)	This Agreement shall become effective on the date first written above, provided it has been approved in the manner required by the 1940 Act or pursuant to the conditions of an exemptive order received by the Fund and the Adviser and shall continue in effect until September 30, 2021. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved at least annually and in the manner required by the 1940 Act.
(b)	This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. In addition, the Adviser has the right to terminate this Agreement immediately upon written notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.
(c)	If a party breaches this Agreement in any material respect, which breach is not cured within sixty (60) days of the other party’s giving it written notice of such breach, the other party may effect termination of this Agreement immediately upon written notice to the defaulting party.
(d)	This Agreement may be terminated at any time, without the payment by the Fund of any penalty, by the Board of Directors, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser as follows: the Fund may effect termination of this Agreement by action of the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, and the Adviser may effect termination of this Agreement on sixty (60) days’ written notice to the Sub-Adviser.
(e)	The Sub-Adviser may terminate this Agreement without the payment of any penalty upon ninety (90) days’ written notice to the Adviser.
(f)	Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 6 earned prior to such termination.
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12.       Confidentiality.

Each party agrees that it shall hold in strict confidence all data and information obtained from the other party hereto or the Fund (unless such information is or becomes readily ascertainable from public or published information or trade sources other than through a breach of this confidentiality clause) other than in relation to its affiliates and any other party performing functions for the Fund and such party shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, unless such disclosure is required by a court with competent jurisdiction, the SEC, other regulatory or official body with applicable jurisdiction, or the Fund’s independent registered public accounting firm, or in the opinion of such party’s counsel, applicable law, and then only with as much prior written notice to the other party as is practicable under the circumstances.

13.	Non-Exclusivity. The services of the Sub-Adviser to the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby.
14.	Indemnifications.
(a)	The Sub-Adviser agrees to indemnify and hold harmless the Adviser and the Corporation against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Adviser or the Corporation may become subject arising out of or based on the breach by the Sub-Adviser of any provisions of this Agreement or any wrongful action by the Sub-Adviser; provided, however, that the Sub-Adviser shall not be liable under this Section 14(a) in respect of any loss, expense, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment, or independent counsel agreed upon by the Sub-Adviser and the Adviser or the Corporation, as the case may be, shall have concluded in a written opinion, that such loss, expense, claim, damage or liability resulted primarily from the Adviser’s or the Corporation’s willful misfeasance, bad faith or negligence or by reason of the reckless disregard by the Adviser or the Corporation of its duties. The foregoing indemnification shall be in addition to any rights that the Adviser or the Corporation may have at common law or otherwise. The Sub-Adviser’s agreements in this Section 14(a) shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Adviser or the Corporation, be controlled by the Adviser or the Corporation, or be under common control with the Adviser or the Corporation and their affiliates, directors, officers, employees and agents. The Sub-Adviser’s agreement in this Section 14(a) shall also extend to any of the Corporation’s, Fund’s, and Adviser’s successors or the successors of the aforementioned affiliates, managers, trustees, directors, officers, employees or agents.

(b)	The Adviser agrees to indemnify and hold harmless the Sub-Adviser against any
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losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Sub-Adviser may become subject arising out of or based on the breach by the Adviser of any provisions of this Agreement or the Advisory Agreement, or any wrongful action by the Adviser or its affiliates in the distribution of the Fund’s shares, or any wrongful action by the Corporation other than wrongful action that was caused by the breach by the Sub-Adviser of the provisions of this Agreement; provided, however, that the Adviser shall not be liable under this Section 14(b) in respect of any loss, expense, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment, or independent counsel agreed upon by the Adviser and the Sub-Adviser shall have concluded in a written opinion, that such loss, expense, claim, damage or liability resulted primarily from the Sub-Adviser’s Disqualifying Conduct. The foregoing indemnification shall be in addition to any rights that the Sub-Adviser may have at common law or otherwise. The Adviser’s agreements in this Section 14(b) shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Sub-Adviser, be controlled by the Sub-Adviser or be under common control with the Sub-Adviser and to each of the Sub-Adviser’s and each such person’s respective affiliates, managers, trustees, directors, officers, employees and agents. The Adviser’s agreements in this Section 14(b) shall also extend to any of the Sub-Adviser’s successors or the successors of the aforementioned affiliates, managers, trustees, directors, officers, employees or agents.

(c)	Promptly after receipt by a party indemnified under Section 14(a) or 14(b) of notice of the commencement of any action, proceeding, or investigation for which indemnification will be sought (a “Proceeding”), such indemnified party shall promptly notify the indemnifying party in writing; but the omission so to notify the indemnifying party shall not relieve it from any liability that it may otherwise have to any indemnified party unless such omission results in actual material prejudice to the indemnifying party. In case any Proceeding shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, individually or jointly with any other indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of any Proceeding, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in any Proceeding, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such Proceeding include both the indemnified party and the indemnifying party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it
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and/or other indemnified parties that are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party within a reasonable time after notice of the institution of such Proceeding or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. If the indemnifying party does not elect to assume the defense of any Proceeding, the indemnifying party on a monthly basis shall reimburse the indemnified party for the reasonable legal fees and other costs of defense thereof. Regardless of whether or not the indemnifying party shall have assumed the defense of any Proceeding, the indemnified party shall not settle or compromise the Proceeding without the prior written consent of the indemnifying party, which shall not be unreasonably withheld, and the indemnifying party shall not settle or compromise any Proceeding without the prior written consent of the indemnified party, which shall not be unreasonably withheld.

15.	Governing Law. This Agreement shall be governed by the internal laws of the State of New York, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
16.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
17.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if e-mailed, delivered, mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser:

Freddi Klassen

Chief Operating Officer

DWS Investment Management Americas, Inc.

875 Third Avenue,

New York, NY 10022

and with a copy (which shall not constitute notice) to:

John Millette

Chief Legal Officer

DWS Investment Management Americas, Inc.

One International Place

Boston, MA 02110

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To the Sub-Adviser at:

Charles Ferraz

Chief Executive Officer

Itaú USA Asset Management, Inc.

540 Madison Avenue, 24th Floor

New York, NY  10022

Charles.Ferraz@itau.us

Ken Goodall

Chief Compliance Officer

Itaú USA Asset Management, Inc.

540 Madison Avenue, 24th Floor

New York, NY  10022

Ken.Goodall@itau.us

  Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations, orders or interpretations of the SEC issued pursuant to the 1940 Act or by an written guidance or no-action relief issued or granted by the staff of the SEC. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “control,” “assignment” and “affiliated person,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision shall be deemed to incorporate the effect of such order, rule, regulation or interpretative release.
  Entire Agreement; Amendment. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded, or supplemented, except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the SEC or the staff of the SEC.
20.	Third Party Beneficiaries. The Adviser and Sub-Adviser expressly agree that the Corporation, the Fund and their successors shall be deemed intended third party beneficiaries of this Agreement.

21.	Counterparts and Electronic Signature. This Agreement may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single agreement. Further, the parties hereto consent and agree that this Agreement may be
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signed and/or transmitted by e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.  The parties further consent and agree that (1) to the extent a party signs this Agreement using electronic signature technology, by clicking “SIGN”, such party is signing this Agreement electronically, and (2) the electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

  Anti-Money Laundering. The Adviser agrees to provide the Sub-Adviser with any documentation that it may reasonably require in order to comply with all applicable anti money laundering regulations, including but not limited to that of the United States. Pursuant to Section 12 of this Agreement, the Adviser agrees that the Sub-Adviser may provide copies of such documentation to counterparties which they may reasonably require in order to fulfill their anti-money laundering procedures.

23. Use of Name.

(a)	The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Fund’s disclosure documents, shareholder communications, advertising, sales literature and similar communications; provided that Adviser shall provide Sub-Adviser a copy of any such materials for its prior approval; provided, however, that the Sub-Adviser shall approve all uses of its name and that of its affiliates which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or other regulatory body; and provided, further, that in no event shall such approval be unreasonably withheld. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Corporation, the Fund or any of their affiliates (“Adviser Marks”) in its marketing materials unless it first receives prior written approval of the Corporation and the Adviser; provided, that Sub-Adviser shall be permitted to use the Adviser Marks once prior written approval is obtained as long as the marketing materials and use of such Adviser Marks does not differ materially from what was previously approved by Adviser.

(b)	It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

DWS INVESTMENT MANAGEMENT AMERICAS, INC. By: /s/ Caroline Pearson Name: Caroline Pearson Title: Managing Director By: /s/ John Millette Name: John Millette Title: Chief Legal Officer	ITAU USA ASSET MANAGEMENT, INC. By: /s/ Charles Ferraz Name: Charles Ferraz Title: Chief Executive Officer By: /s/ Ken Goodall Name: Ken Goodall Title: Chief Compliance Officer

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Appendix A

To the

Sub-Advisory Agreement

Between DWS Investment Management Americas, Inc.
and ITAU USA Asset Management, Inc.

Fee Schedule

Pursuant to Section 6, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

DWS Latin America Equity Fund	50% of the advisory fee after the effect of waivers

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Appendix B

Operating Documents

1.	Prospectus
2.	Statement of Additional Information
3.	Articles
4.	By-laws and any pertinent amendments thereto

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